Exhibit 99.1

JOHN QUINN TO RESIGN AS CHIEF FINANCIAL OFFICER OF CASELLA WASTE SYSTEMS, INC.

RUTLAND, VERMONT (August 17, 2009) – Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced today that John Quinn will resign his role as Senior Vice President, Chief Financial Officer and Treasurer effective September 25, 2009.

Mr. Quinn has accepted the position of Executive Vice President and Chief Financial Officer of LKQ Corporation, the largest nationwide provider of alternative replacement parts to repair automobiles and trucks.

“This is a wonderful opportunity for John to work with old friends and colleagues,” John W. Casella, Chairman and CEO of Casella Waste Systems, said.  “While we are disappointed by John’s decision, this opportunity came with a significant compensation package commensurate with the larger size of LKQ, which generates roughly $2.0 billion of annual revenue.”

“John’s time with the company was very productive from our perspective,” Casella said. “He played a key role in the successful refinancing of our senior secured credit facility in July, which has put us on a firm foundation for the future with no major debt maturities until December 31, 2012.”

“We thank John for his contribution and wish him the best in his new role,” Casella said.  “John will continue in his role as Chief Financial Officer until September 25, 2009 to help with a positive transition.”

The company has begun an immediate search for a new Chief Financial Officer.

About Casella Waste Systems, Inc.

Casella Waste Systems is an integrated solid waste and resource management company headquartered in Rutland, Vermont. For further information, investors should contact John Casella, Chairman and Chief Executive Officer at (802) 772-2214 or John Quinn, Chief Financial Officer at (802) 772-2241 or Ned Coletta, Director of Investor Relations at (802) 772-2239; or visit the company’s website at http://www.casella.com.